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Exhibit 21.1


                          Subsidiaries of I-many, Inc.


NAME                                        JURISDICTION OF ORGANIZATION
------------------------------------------------------------------------
Provato, Inc.                               California
ChiCor, Inc.                                Delaware
Intersoft International, Inc.               Delaware
I-many International Limited                United Kingdom